Exhibit 99.1

NEWS RELEASE
Rambus Completes Acquisition of Cryptography Research
Sunnyvale, California, United States — 06/06/2011 Rambus Inc. (NASDAQ: RMBS), one of the world’s premier technology licensing companies, today announced the closing of its acquisition of Cryptography Research, Inc. (CRI), a leading semiconductor security R&D and licensing company. The acquisition expands the breadth of Rambus’ breakthrough technologies available for licensing with patented innovations and solutions for content protection, network security, anti-counterfeiting and financial services. Nearly all of CRI’s employees have joined Rambus following the close of the acquisition and will continue operations at CRI’s San Francisco, CA office. Rambus announced the definitive agreement to acquire CRI on May 12, 2011.
“CRI’s technology is critical to securing a broad spectrum of electronic systems against piracy or unauthorized access which is of growing strategic importance in our increasingly connected world,” said Harold Hughes, president and chief executive officer at Rambus. “Harnessing the power of our world-class innovation and licensing platform, the addition of CRI to our semiconductor, and lighting and display businesses, will contribute significantly to accelerating our revenue growth.”
Over five billion semiconductor products secured by CRI’s technology are made under license annually. Key technologies developed by CRI include differential power analysis (DPA) countermeasures. DPA attacks involve monitoring the fluctuating electrical power consumption of a target device and then using advanced statistical methods to derive cryptographic keys and other secrets. With CRI’s DPA countermeasures, electronic systems and security devices, such as smart cards, are protected from DPA attacks.
In addition, CRI offers anti-piracy and anti-counterfeiting solutions including CryptoFirewall™ technology. The CryptoFirewall core is a separate, on-chip, hardware-based security block that protects cryptographic keys and computations from attack. CryptoFirewall solutions can be used across a broad spectrum of applications including Pay TV security and counterfeit protection of products such as printer consumables.
Internationally renowned cryptographer Paul Kocher, and his team of engineers and scientists at CRI, have joined Rambus to continue to innovate in the vital area of semiconductor and system security. Mr. Kocher will serve as SVP and president of Cryptography Research reporting to Martin Scott, SVP and general manager of the New Business Group at Rambus. Rambus intends to support CRI’s current licensees, as well as continuing to invest in CRI to deliver the full benefit of Rambus’ world-class innovation and licensing platform.
The acquisition of CRI is for $167.5 million in cash, approximately 6.4 million newly issued shares of Rambus stock, and $50 million payable to CRI employees in cash or stock over three years. While the accounting for the transaction is not yet finalized, Rambus estimates that on a non-GAAP basis, this acquisition will be accretive to earnings per share in fiscal 2013.
Additional information on Cryptography Research can be found at: www.cryptography.com.
About Rambus Inc.
Founded in 1990, Rambus is one of the world’s premier technology licensing companies. As a company of inventors, Rambus focuses on the development of technologies that enrich the end-user experience of electronic systems. Its breakthrough innovations and solutions help industry-leading companies bring superior products to market. Rambus licenses both its world-class patent portfolio, as well as its family of leadership and industry-

standard solutions. Headquartered in Sunnyvale, California, Rambus has regional offices in North Carolina, Ohio, India, Germany, Japan, Korea, and Taiwan. Additional information is available at www.rambus.com.
Forward Looking Statements
This press release contains forward-looking statements related to Rambus, CRI, and the potential benefits of the acquisition. Actual events or results may differ materially from those contained in the forward-looking statements. Please refer to the documents Rambus files from time to time with the SEC, including Rambus’ most recent Form 10-K and Form 10-Q, as well as Rambus’ future filings. These SEC filings contain and identify important factors that could cause results of the acquisition and related transactions to differ materially from those contained in Rambus’ forward-looking statements. Although Rambus believes that the expectations reflected in the forward-looking statements are reasonable, Rambus cannot guarantee future results, levels of activity, performance, or achievements. Rambus is under no duty to update any of the forward-looking statements after the date of this press release to conform to actual results.